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July 27, 1998

Mr. Allen J. Simon
Chief Executive Officer
RiceX Company
1241 Hawk's Flight Court
El Dorado Hills, CA 95762

     Re: First Amendment to Letter Agreement of March 16, 1998

Dear Mr. Simon:

This letter confirms the agreement of Monsanto Company ("Monsanto") and RiceX Company, formerly Food Extrusion, Inc. ("RiceX") to amend the letter agreement entered into between the parties, dated March 16, 1998 (the "Letter Agreement"), as follows:

1. Paragraph 9 OTHER NEGOTIATIONS. The ninety (90) day period referred to in Paragraph 9 shall be extended to September 30, 1998.

2. Paragraph 12 TERMINATION. The termination date referred to in Paragraph 12 shall be extended to 5:00 p.m., St. Louis time, on September 30, 1998.

Except as amended above, the Letter Agreement shall remain in full force and effect as originally executed.

If the foregoing amendment is fully acceptable to RiceX, please execute both copies of this amendment, returning one copy to my attention.

Sincerely,
/s/  Charles F. Hough
Charles F. Hough
Business Development Director
Monsanto Company

ACCEPTED AND AGREED:

RICEX COMPANY

BY:/s/  Allen Simon
TITLE:  Chief Executive Officer
DATE:   July 29, 1998